Exhibit-99.(a)(4)

ARTICLES OF AMENDMENT

OF

PRUDENTIAL GROWTH OPPORTUNITY FUND, INC.

PRUDENTIAL GROWTH OPPORTUNITY FUND, INC., a Maryland corporation having its principal office in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:                                   Article I of the Corporation’s Charter is hereby amended in its entirety to read as follows:

The name of the corporation (hereinafter called the “Corporation”) is Prudential Small Companies Fund, Inc.

SECOND:                    The foregoing amendment to the Charter of the Corporation has been advised by and approved by the Board of Directors of the Corporation and is limited to changes expressly permitted by Section 2-605 of the business corporation law of Maryland.  The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

THIRD:                               The foregoing amendment to the Charter of the Corporation shall become effective at 9:00 a.m. on June 17, 1996.

IN WITNESS WHEREOF, PRUDENTIAL GROWTH OPPORTUNITY FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on May 22, 1996.

PRUDENTIAL GROWTH OPPORTUNITY
ATTEST:	FUND, INC.

/s/ S. Jane Rose	By:	/s/ Richard A. Redeker
S. Jane Rose		Richard A. Redeker
Secretary		President

The undersigned, President of PRUDENTIAL GROWTH OPPORTUNITY FUND, INC., who executed on behalf of said corporation the foregoing amendment to the Charter of which this certificate is made a part, hereby acknowledges in the name and on behalf of said corporation, the foregoing amendment to the Charter to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Richard A. Redeker
Richard A. Redeker